North Dakota
State Board Of Pharmacy
Wholesale Drug (Device)
Manufacturer/(Reverse) Distributor/Warehouse License
This is to certify
PDA Services instaCare Corp
1701 38th St SW
PO Box 9495
Fargo, ND 58106-9495

Has registered with the Board of Pharmacy of the State of North Dakota in accordance wit ft Chapter 13-02.1-02(15)and 43-15.1 of the North Dakota Century Codeand has been granted

License No. 464

For the period indicated below unless otherwise suspended or revoked

This license is not transferable.

EFFECTIVE JULY 1 2005	EXPRES JUNE 30 2006

Dewey Schlittenhard, MBA. R.Ph.	Rick L. Detwiller, R.Ph.
President
Harvey Hanel, PharmD. R.Ph.	Bonnie J. Thom, R.Ph.
Senior Member
Gary W. Dewhirst, R. Ph.	Howard C. Anderson, Jr. R.Ph.
Executive Director

Intangible Property, License Acquisition Agreement

Recital

THIS AGREEMENT made this 7th day of June, 2005 by and between instaCare Corp, a Nevada corporation, its subsidiary PDA Services, Inc. a Nevada corporation (collectively "INCA"), and Colonia Natural Pharmacy, Inc., a New Jersey corporation, also known as CN Pharmacy (collectively "CNP"), Svetislav Milic ("Milic"), an individual and Nathan Kaplan ("Kaplan") an individual.

WITNESETH;

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. Svetislav Milic, agrees to transfer, register and convey, and INCA or its subsidiary shall receive, free and clear of all liens, encumbrances and liabilities, the wholesale drug distribution license granted to Milic, License Number 5003178, by the state of New Jersey, and all rights and benefits thereto, plus the goodwill and know-how of Svetislav Milic, and other related rights granted the Licensee by virtue of this conveyance. Unless otherwise agreed to Milic shall remain the control party of License Number 5003178, issued by the state of New Jersey for a period of three years after transfer, registration and conveyance.

2. INCA shall pay CNP and/or Milic and Kaplan, as the conveyance price for the foregoing: four million ^4,000,000) shares in restricted, legended shares of common stock in INCA, plus twenty-percent (20%) of the INCA subsidiary corporation PDA Services, Inc., the license transfer, registration and conveyance target company. In addition, on each anniversary date after the conveyance, INCA shall pay CNP and/or Milic and Kaplan an additional one million (1,000,000) shares in restricted, legended shares of common stock in INCA.

3, The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before June 10, 2005, at the office of INCA, 2660 Townsgate Road, Suite 310, Westlake Village, CA 91361, hereinafter referred to as the ("Closing Date"), On Closing Date, CNP, Milic and Kaplan shall deliver to INCA good and sufficient instruments of transfer, conveyance and registration. Such delivery shall be made against payment and delivery to CNP, Milic and Kaplan of the shares as set forth herein above. The instruments of transfer shall contain covenants and warranties, as described below, that CNP has good and marketable title in and to the asset,

6. CNP, Milic and Kaplan covenants, warrants and represents:

(a) CNP, Milic and Kaplan are not presently involved in any activity or outstanding dispute with any taxing authority as to the amount of any taxes due, nor has he/she received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b) Milic is the controlling party of and has good and marketable title to License Number 5003178, issued by the state of New Jersey, free of all encumbrances,

(c) INCA waives the benefit of any redress allowed by the.Nevada Corporate Code or any other applicable code; provided, however, that CNP, Milic and Kaplan shall indemnify and hold harmless INCA and its subsidiary from any and all claims of its creditors and such assets shall transfer to INCA, free and clear of all liens and encumbrances,

(d) All representations and warranties made by CNP, Milic and Kaplan shall survive the Closing.

7. CNP and Milic hereby assume all risk of loss, damage or destruction resulting from fire or other casualty to the time of transfer of assets and Closing.

8. This Agreement shall be binding upon the personal representatives, successors and assignees of the parties. This Agreement and any accompanying instruments and documents include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

9. All covenants, warranties and representations herein shall survive this Agreement and the Closing Date.

10. This Agreement shall be governed in all respects by the laws of the State of New Jersey,

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the.date and place first above written.

instaCare Corp.

/s/ Robert Cox,

Robert Cox, CEO

Colonta Natural Pharmacy, Inc. (CNP)

Svetislav Milic, President

Svetislav Milic, an individual

/s/ Nathan Kaplan

Nathan Kaplan, an individual

EXCLUSIVE AGREEMENT REGARDING WHOLESALE DRUG

DISTRIBUTION LICENSE AND WHOLESALE DRUG

DISTRIBUTION OPERATIONS

The undersigned Colonia Natural Pharmacy Inc., a New Jersey corporation having an office and warehouse facility, approved for the storage and delivery of pharmaceuticals, at 515 Iranan Avenue, Colonia, NJ 07067, Svetislav Milic, an individual and Nathan Kaplan, an individual having a business address at 515 Inman Avenue, Colonia, NJ 07067 (hereinafter jointly and individually referred to as "Grantors"), hereby grant to instaCare Corp., a Nevada corporation having its offices at 2660 Townsgate Road, Suite 300, Westlake Village, CA 91361 and its subsidiaries, PDA Services, Inc., a Nevada corporation having its offices in Westlake Village, California, and Medicius, Inc., a Nevada corporation having its offices in Westlake Village, California., the following exclusive and continuing rights, benefits, and conditions in the operation of their wholesale drug distribution business:

1.

Licensed Drug Distributor / Wholesale Drug Distributor License number 500317 issued by the State of New Jersey to Colonia Natural Pharmacy, Inc. and Svetislav Milic, the controlling party, will be maintained in full force and effect by Grantors, and in-process applications for forty-seven (47) other States will be pursued by Grantors.

2.

In the performance of this granted wholesale drug distribution license "use-'and-benefit" authorization are hereby granted the additional benefit of executing said business as CN Pharmacy, under a "d/b/a" reference in order to ensure total compliance with distribution regulations and restrictions. As such, Grantees agree to comply with all applicable federal, state and local laws related to the distribution of licensed product including administrative regulations promulgated by state and federal agencies including the federal Drug Enforcement Administration (DEA) the federal Food and Drug Administration (FDA), other federal agencies that may regulate commerce such as the federal Federal Trade Commission (FTC) and their state counterparts, where applicable. In addition, Grantees agree to perform no other business under the authorization provided herein, and further agree to fully indemnify Colonia Natural Pharmacy, Inc., Svetislav Milic and Nathan Kaplan from any and all obligations and liabilities created or incurred by Grantee's business operation under the grant provided herein, except as specifically defined within this Agreement.

The Grantors hereby warrant that Grantors own and have full right and authority to grant the rights and authorizations referenced herein.

The Grantees shall provide, when reasonably requested by Grantors in response to regulatory reporting requirements, copies of all necessary data, including, but not limited to, invoices reflecting the sale of product pursuant to the licenses referenced herein, in order for Grantors to full comply with all applicable regulations. In addition, Grantee shall assist and cooperate with Grantors in any investigations or reports of transactions required pursuant to the issued licenses.

The Grantees hereby agree to pay all applicable fees and expenses in operating their business and to maintain the business in good and acceptable working order such that Grantors suffer no ill effects from the authorization provided herein,

The Grantors hereby agree to pay all applicable fees, and maintain all referenced licenses in current and operable condition, subject to reimbursement by Grantee, necessary for Grantee's full and unrestricted use, until such time as the applicable licenses can be permanently transferred to Grantee, or initiated by Grantee.

The Grantors hereby agree that this "d/b/a benefit authorization" is exclusive in nature and will not be granted to any third parties outside of this Agreement. Grantors also agree that any and all issued licenses will not be used for Grantors' own benefit.

The Parties hereto agree that in the event the transfer of said licenses between them in this Agreement, and applicable to the licenses covered herein, and other authorizations granted herein, does not close as planned to be comprised of instaCare Corp,, PDA Services, Inc. and Medicius, Inc. and the license from Colonia Natural Pharmacy, Inc., Svetislav Milic, controlling party, all rights and interest in, and benefits derived from doing business as UCN Pharmacy d/b/a" would be rescinded as part of a general release of the parties.'

The Parties hereto agree to negotiate on a timely basis, in good faith, a lease agreement allowing Grantees full access and use to Grantor's warehouse facilities in Colonia, NJ, as defined in the existing wholesale licenses. Grantor commits to non-interference in Grantee's use of said facility. In addition. Grantees agree to negotiate a salary or work agreement with Grantor's employee(s), if any, for their continued discharge of existing duties in the fulfillment of wholesale drug distribution, management, and reporting.

In order to control, manage and restrict the activities and business conducted within the "d/b/a" environment of Colonia Natural Pharmacy, Inc., the Parties hereto agree that the only Grantee individuals authorized to approve and conduct said business are limited to Robert Cox, Keith Herman, Svetislav Milic and Nathan Kaplan. As such, all business activity, including all billings and collections and payments of incurred liabilities, will be managed solely by the above named individuals, and they stand responsible to Grantors for the results of Grantees' business actions. Grantors will have no role, and thus, no responsibility or liability, in the conduct of the "d/b/a" business, including ordering, distribution, or business management of the wholesale business conducted by Grantees.

This Agreement is binding upon the parties hereto and may not be modified or amended unless done so in writing and with the written consent of, all parties.

Dated this 7th day of June, 2005

COLONIA NATURAL PHARMACY, INC.	SVETISLAV MILIC

By	By
Svetislav Milic, its President	Svetislav Milic, an individual

By /s/ Nathan Kaplan
Nathan Kaplan, an individual

Hereby approved and agreed on the date above written by:

INSTACARE CORP.

By /s/

Its Chief Executive Officer

PDA SERVICES, INC.	MEDICIUS, INC.

By /s/	By

Its President	Its